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Exhibit (d)(xv)

EXCO INVESTORS, LLC
SUBSCRIPTION AGREEMENT

        This Subscription Agreement (this "Agreement") is entered into by and between EXCO Investors, LLC, a Delaware limited liability company (the "LLC"), and the undersigned Subscriber (the "Subscriber") in Dallas, Texas on the Effective Date (as defined below).

        1.    Subscription.    The Subscriber hereby agrees, subject to the conditions described below, to purchase the Membership Interest in the LLC (the "Membership Interest") indicated on the signature page to this Agreement, subject to the acceptance of such subscription by the LLC as evidenced by the LLC's counter-execution of this Agreement. Subscriber agrees to pay for the subscribed interest (if accepted by the LLC) within 7 days of notice of payment due from Investors LLC, which is anticipated to be approximately two weeks prior to the anticipated closing date of the transactions contemplated by the merger agreement between EXCO Resources, Inc. ("EXCO"), EXCO Holdings Inc. ("Holdings") and ER Acquisition, Inc (a copy of which has been delivered to Subscriber herewith, the "Merger Agreement"). The subscription price, whether paid in cash or shares of EXCO stock, shall be held until the satisfaction of the conditions to the purchase described in Section 2, or the termination of the Merger Agreement; in the event of the termination of the Merger Agreement, the subscription price, in cash or shares of EXCO stock, paid by Subscriber will be returned to Subscriber.

        2.    Conditions.    Subscriber's obligation to purchase the Membership Interest is conditioned upon the occurrence of the following events.

          A.    Cerberus Capital Management, L.P. ("Cerberus") has purchased shares of Holdings in accordance with the terms of the Stock Purchase Agreement between Holdings and Cerberus (a copy of which has been delivered to Subscriber herewith).

          B.    All conditions to the consummation of the Merger as contemplated by the Merger Agreement have occurred or been waived, pending only the funding of the merger consideration.

        3.    Representations and Understandings of Subscriber.    The Subscriber represents and warrants the following:

          A.    Membership Interest Not Registered.    Subscriber has been advised by the LLC, and understands, that: (i) the Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws and (ii) the LLC is under no obligation to register the Membership Interest under such laws. As a result, the Membership Interest must be held by the Subscriber until it is subsequently registered under applicable securities laws, or an exemption from such registration is available for the transfer of the Membership Interest. Subscriber may not offer, sell, pledge, hypothecate or otherwise transfer or dispose of the Membership Interest (or any part thereof) without complying with any applicable provisions of the Operating Agreement of Holdings, or in the absence of an effective registration statement under the Securities Act and applicable state securities laws covering such disposition, or an opinion of counsel, satisfactory to the LLC and its counsel, to the effect that such registration is not required in respect of such transfer or disposition. The Subscriber represents that the Membership Interest is being acquired solely for the Subscriber's own account for investment and not with a view toward, or for resale in connection with, any "distribution" (as that term is used in the Securities Act and the Rules and Regulations thereunder) of all or any portion thereof. Because the Membership Interest has not been registered under applicable securities laws and no public market exists, the Membership Interest cannot be readily sold and, accordingly, the Subscriber may not be able to sell or dispose of the Membership Interest for an indefinite period of time.

          B.    Private Offering Exemption; Reliance on Representations.    The Subscriber understands that the offer and sale of the Membership Interest is not being registered under the Securities Act or applicable state securities laws in reliance on the "private offering" exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated pursuant to the Securities Act, and similar exemptions under applicable state securities laws, and that the LLC is basing its reliance on such exemptions in part on the representations, warranties, statements and agreements contained herein and those of other Subscribers contained in similar subscription agreements. The Subscriber further understands that other Subscribers are making their investment in reliance on the representations, warranties, statements and agreements contained herein.

          C.    Qualifications of Subscriber.    As of the Effective Date and upon the purchase of the Membership Interest, the Subscriber is and will be an "Accredited Investor" as defined in Regulation D of the Securities Act and is able and will be able to bear the economic risks of the investment. The Subscriber has and will have, alone or together with the Subscriber's advisors, if any, such knowledge and experience in financial and business matters that the Subscriber is capable of evaluating the merits and risks of purchasing the Membership Interest.

          D.    Tax ID Number.    As of the Effective Date and upon the purchase of the Membership Interest, the number shown below is and will be the Subscriber's correct social security or other federal tax identification number, and the Subscriber is not and will not be subject to backup withholding either because the Subscriber has not been notified that the Subscriber is subject to backup withholding as a result of a failure to report all interest or dividends, or the Internal Revenue Service has notified the Subscriber that the Subscriber is no longer subject to backup withholding.

          E.    The Subscriber agrees that Subscriber will, upon request by the LLC or its counsel, execute documents or deliver information as necessary to ensure that the acquisition of EXCO by Holdings and the issuance of interests in the LLC fully comply with any applicable provisions of state or federal law.

        IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the Effective Date.

        The undersigned hereby appoints each of Douglas H. Miller and T. W. Eubank as attorney-in-fact to execute the Operating Agreement of EXCO Investors, LLC on behalf of the undersigned.

        AMOUNT OF MEMBERSHIP INTEREST SUBSCRIBED FOR:
$                        (Subject to reduction by EXCO Investors LLC, but not to an amount less than $                        ). The Subscription Price will be paid as follows:

        ☐ All by delivery of EXCO Resources common stock valued at $18 per share.

        ☐ By delivery of                        shares of EXCO Resources common stock valued at $18 per share and $                        in cash.

        ☐ By delivery of cash in the amount of $                        .

The percentage interest in EXCO Investors, LLC that this purchase represents will equal this amount divided by the total amount paid for membership interests purchased in EXCO Investors, LLC; provided that, in the event this offering is oversubscribed, the amount subscribed for may, at the discretion of EXCO Investors, LLC, be reduced, but not to an amount less than the minimum indicated above.

Dated:                        , 2003

Name:
Address:

SSN/TIN:

SUBSCRIPTION ACCEPTED THIS            DAY OF            , 2003, BY:

EXCO INVESTORS, LLC

By:	Douglas H. Miller, Manager

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  Exhibit (d)(xv)